EXHIBIT 11


                       BIOGEN, INC. and SUBSIDIARIES

                     Computation of Earnings Per Share

                 (in thousands, except per share amounts)



                                             1993     1992      1991


Primary earnings per share

Weighted average number of
  shares outstanding . . . . . . . . .      31,972    31,025   26,041
Shares deemed outstanding from
  the assumed exercise of stock
  options and warrants . . . . . . . .       2,748     3,173    3,923

Total. . . . . . . . . . . . . . . . .      34,720    34,198   29,964





Net income . . . . . . . . . . . . . .      $32,417   $38,311  $7,186
Preferred stock dividends. . . . . . .         - -       - -    2,679

Earnings applicable
  to common stock. . . . . . . . . . .      $32,417   $38,311  $4,507

Primary earnings per
  share of common stock. . . . . . . .      $ 0.93    $ 1.12   $ 0.15

                       BIOGEN, INC. and SUBSIDIARIES

                    Computation of Earnings Per Share

                 (in thousands, except per share amounts)

                                             1993     1992      1991


Fully diluted earnings per share

Weighted average number of
  shares outstanding . . . . . . . . .      31,972    31,025   26,041
Shares deemed outstanding from
  the assumed exercise of stock
  options and warrants . . . . . . . .       3,152     4,404    4,067
Shares deemed outstanding
  from the assumed conversion
  of preferred stock . . . . . . . . .         - -       - -    2,029

Total. . . . . . . . . . . . . . . . .      35,124    35,429   32,137




Earnings applicable to
  common stock . . . . . . . . . . . .      $32,417   $38,311  $7,186

Fully diluted earnings
  per share of common stock. . . . . .      $ 0.92(a)$  1.08   $ 0.22(b)


(a)This calculation is submitted in accordance with Regulation S-K item 601
(b) (11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


(b)This calculation is submitted in accordance with Regulation S-K item 601
(b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.